Exhibit 99.4

745 Seventh Avenue New York, NY 10019 United States

February 6, 2017

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated November 16, 2016, to the Board of Directors of Western Refining, Inc. (“Western Refining”), as an Annex to the joint proxy statement/prospectus that forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of Tesoro Corporation (“Tesoro”), as filed by Tesoro on February 6, 2017 (“Amendment No. 2 to the Registration Statement”), relating to the proposed business combination transaction between Western Refining and Tesoro and (ii) the references in Amendment No. 2 to the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Barclays Capital, Western Refining’s financial advisor,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of Western Refining’s Board of Directors and Reasons for the Merger,” “The Merger—Opinion of Barclays Capital, Western Refining’s Financial Advisor,” “The Merger—Unaudited Forecasted Financial Information,” “Annex A—Merger Agreement” and “Annex E—Opinion of Barclays Capital Inc.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of Amendment No. 2 to the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BARCLAYS CAPITAL INC.

BARCLAYS CAPITAL INC.